For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2022 Fourth Quarter and Full Year Results and Issues Guidance for Fiscal 2023

Fiscal 2022 Fourth Quarter Highlights:
- Sales increased 6% to a record of $4.19 billion; organic sales increased 10%
- Total segment operating margin was 20.9%, or a record 22.9% adjusted
- EPS were $0.99, or a record of $5.16 adjusted

Fiscal 2022 Full Year Highlights:
- Sales increased 11% to a record of $15.86 billion; organic sales increased 12%
- Total segment operating margin was 20.1%, or a record 22.3% adjusted
- EPS were $10.09, or a record of $18.72 adjusted

CLEVELAND, August 4, 2022 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2022 fourth quarter ended June 30, 2022. Fiscal 2022 fourth quarter sales were a record at $4.19 billion, an increase of 6%, compared with $3.96 billion in the fourth quarter of fiscal 2021. Net income was $128.8 million compared with $504.8 million in the prior year quarter. Fiscal 2022 fourth quarter adjusted net income was $671.5 million, an increase of 16%, compared with $576.7 million in the fourth quarter of fiscal 2021. Adjustments include a non-cash, pre-tax loss of $619.1 million in the fiscal 2022 fourth quarter on the deal contingent forward contracts related to the previously announced acquisition of Meggitt plc. Earnings per share were $0.99 compared with $3.84 in the fourth quarter of fiscal 2021. Adjusted earnings per share increased 18% to a record of $5.16 compared with $4.38 in the prior year quarter.

For the full year, fiscal 2022 sales were a record at $15.86 billion, an increase of 11%, compared with $14.35 billion in fiscal 2021. Fiscal 2022 net income was $1.32 billion compared with $1.75 billion in fiscal 2021. Fiscal 2022 adjusted net income was $2.44 billion compared with $1.97 billion in the prior year. Adjustments include a non-cash, pre-tax loss of $1.02 billion in fiscal 2022 on the deal contingent forward contracts related to the pending acquisition of Meggitt plc. These forward contracts were established to eliminate currency exchange rate risk associated with the purchase price for the Meggitt acquisition. The expected total U.S. dollar cash outlay related to the transaction including the hedge contracts is neutral to the transaction consideration originally announced on August 2, 2021. Full year fiscal 2022 earnings per share were $10.09 compared with $13.35 in fiscal 2021. On an adjusted basis, fiscal 2022 full year earnings per share increased 24% to a record of $18.72 compared with $15.04 in the prior year. Fiscal 2022 cash flow from operations was $2.44 billion, or 15.4% of sales, compared with $2.58 billion, or 17.9% of sales, in the prior year. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

"Our results in the fourth quarter demonstrate the consistency with which Parker is executing and delivering record levels of performance," said Chairman and Chief Executive Officer, Tom Williams. "The actions we have taken as part of The Win Strategy™ and the ongoing transformation of our portfolio have built a much more resilient and longer cycle business capable of weathering the challenges we have faced. For the full year, Parker achieved records across many financial measures including sales, adjusted segment operating margins, and adjusted earnings per share, and we also delivered strong cash generation. These are extraordinary achievements and my thanks to our global team for their resolve and contributions.”

Segment Results
Diversified Industrial Segment: North American fourth quarter sales increased 15% to $2.09 billion and operating income was $430.1 million compared with $360.4 million in the same period a year ago. On an adjusted basis, North American operating income was $477.7 million, or 22.9% of sales, a 40 basis point increase compared with the prior year quarter. International fourth quarter sales decreased 5% to $1.42 billion and operating income was $296.8 million compared with $306.5 million in the same period a year ago. On an adjusted basis, International operating income was $319.3 million, or 22.4% of sales, a 30 basis point increase compared with the prior year quarter.

Aerospace Systems Segment: Fourth quarter sales increased 7% to $676.2 million and operating income was $149.4 million compared with $123.1 million in the same period a year ago. On an adjusted basis, operating income was $163.3 million, or 24.2% of sales, a 260 basis point increase compared with the fourth quarter of fiscal 2021.

Parker reported the following orders for the quarter ending June 30, 2022, compared with the same quarter a year ago:
· Orders increased 3% for total Parker
· Orders increased 10% in the Diversified Industrial North America businesses
· Orders decreased 4% in the Diversified Industrial International businesses
· Orders were flat* in the Aerospace Systems Segment on a rolling 12-month average basis.

*Aerospace orders increased approximately 24% excluding sizable multi-year military orders in the second quarter of fiscal 2021.

Update on Regulatory Clearances Related to the Acquisition of Meggitt PLC
As previously announced, the UK’s Secretary of State for Business, Energy and Industrial Strategy accepted the competition and national security undertakings provided by Parker in relation to the Meggitt acquisition and the transaction is therefore cleared to proceed by the UK Government. The transaction remains subject to the U.S. Department of Justice approval and, where applicable, waiver of the conditions set out in the scheme circular published on August 16, 2021, including regulatory clearance and the sanction of the scheme of arrangement by the High Court of Justice in England and Wales pursuant to the UK Companies Act 2006. The company continues to expect the completion of the transaction during the third quarter of calendar year 2022. For copies of all announcements and further information, please visit the dedicated transaction microsite at www.aerospacegrowth.com.

Outlook
Parker announced its outlook for the fiscal year ending June 30, 2023 and noted that its outlook excludes the pending acquisition of Meggitt plc. The company expects fiscal 2023 organic sales growth to be in the range of 2% to 5% and earnings per share in the range of $16.13 to $16.93, or $18.10 to $18.90 on an adjusted basis. Included in the outlook is an expected first quarter fiscal 2023 interest expense of $0.25 per share related to the Meggitt acquisition.

Fiscal year 2023 is adjusted for expected business realignment expenses of approximately $35 million and acquisition-related intangible asset amortization of approximately $300 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release. The company will hold an investor call to review the Meggitt acquisition and update fiscal 2023 guidance shortly after the closing.

Williams added, “We are expecting another record year for Parker in fiscal 2023, adding to our consistent run of annual financial performance improvements. We are confident in achieving our fiscal 2027 financial targets that would put us among the top quartile of our proxy peer companies. We look forward to the completion of the Meggitt acquisition soon and welcoming their talented team to Parker as we significantly expand our aerospace business. Our strategy, including a continued portfolio transformation, have positioned Parker for significant margin expansion opportunities supported by exciting secular trends, including aerospace, digital transformation, electrification and clean technologies that will drive organic growth. We are very well positioned to deliver on a promising future.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2022 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 66 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted net income; (b) adjusted earnings per share; (c) adjusted segment operating margins; (d) adjusted operating income and (e) organic sales growth. The adjusted net income, earnings per share, segment operating margin, adjusted operating income and organic sales measures are presented to allow investors and the company to meaningfully evaluate changes in net income, earnings per share and segment operating margins on a comparable basis from period to period. Comparable descriptions of record adjusted results in this release refer only to the period from the first quarter of FY2011 to the periods presented in this release. This period coincides with recast historical financial results provided in association with our FY2014 change in segment reporting. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Often but not always, these statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Neither Parker nor any of its respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from past performance or current expectations.

The risks and uncertainties in connection with such forward-looking statements related to the proposed acquisition of Meggitt include, but are not limited to, the occurrence of any event, change or other circumstances that could delay or prevent the closing of the proposed acquisition, including the failure to satisfy any of the conditions to the proposed acquisition; the possibility that in order for the parties to obtain regulatory approvals, conditions are imposed that prevent or otherwise adversely affect the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed acquisition; adverse effects on Parker’s common stock because of the failure to complete the proposed acquisition; Parker’s business experiencing disruptions due to acquisition-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the proposed acquisition will not be realized or will not be realized within the expected time period, due to unsuccessful implementation strategies or otherwise; and significant transaction costs related to the proposed acquisition.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully business and operating initiatives, including the timing, price and execution of share repurchases and other capital initiatives; availability, cost increases of or other limitations on our access to raw materials, component products and/or commodities if associated costs cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; legal and regulatory developments and changes; compliance costs associated with environmental laws and regulations; potential supply chain and labor disruptions, including as a result of labor shortages; threats associated with international conflicts and efforts to combat terrorism and cyber security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; local and global political and competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates (including fluctuations associated with any potential credit rating decline) and credit availability; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals; changes in consumer habits and preferences; government actions, including the impact of changes in the tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof; and large scale disasters, such as floods, earthquakes, hurricanes, industrial accidents and pandemics. Readers should consider these forward-looking statements in light of risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and other periodic filings made with the SEC.

###

PARKER HANNIFIN CORPORATION - JUNE 30, 2022				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$4,187,832	$3,958,869	$15,861,608	$14,347,640
Cost of sales	2,980,654	2,832,281	11,387,267	10,449,680
Selling, general and administrative expenses	426,210	414,048	1,627,116	1,527,302
Interest expense	71,270	60,258	255,252	250,036
Other expense (income), net	591,530	(4,269)	977,747	(126,335)
Income before income taxes	118,168	656,551	1,614,226	2,246,957
Income taxes	(10,738)	151,582	298,040	500,096
Net income	128,906	504,969	1,316,186	1,746,861
Less: Noncontrolling interests	75	176	581	761
Net income attributable to common shareholders	$128,831	$504,793	$1,315,605	$1,746,100

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.00	$3.91	$10.24	$13.54
Diluted earnings per share	$0.99	$3.84	$10.09	$13.35

Average shares outstanding during period - Basic	128,510,429	129,192,426	128,539,387	128,999,879
Average shares outstanding during period - Diluted	130,172,735	131,554,199	130,355,943	130,834,478

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2022	2021	2022	2021
Cash dividends per common share	$1.33	$1.03	$4.42	$3.67

RECONCILIATION OF ORGANIC GROWTH
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021
Sales growth - as reported	5.8%	25.3%	10.6%	4.8%
Adjustments:
Currency	(4.2)%	3.5%	(1.7)%	1.9%
Acquisitions	—%	—%	—%	2.9%
Organic sales growth	10.0%	21.8%	12.3%	—%

PARKER HANNIFIN CORPORATION - JUNE 30, 2022				Exhibit 99.1
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS TO ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Net income attributable to common shareholders	$128,831	$504,793	$1,315,605	$1,746,100
Adjustments:
Acquired intangible asset amortization expense	77,073	81,254	314,450	325,447
Business realignment charges	4,946	7,792	14,757	47,862
Integration costs to achieve	1,824	1,747	4,766	11,941
Acquisition-related expenses	11,662	3,549	95,727	3,549
Loss on deal-contingent forward contracts	619,061	—	1,015,426	—
Gain on sale of land	—	—	—	(100,893)
Russia liquidation	—	—	20,057	—
Tax effect of adjustments[1]	(171,921)	(22,453)	(340,258)	(65,958)
Adjusted net income attributable to common shareholders	$671,476	$576,682	$2,440,530	$1,968,048

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2022	2021	2022	2021
Earnings per diluted share	$0.99	$3.84	$10.09	$13.35
Adjustments:
Acquired intangible asset amortization expense	0.59	0.62	2.41	2.49
Business realignment charges	0.04	0.06	0.11	0.36
Integration costs to achieve	0.01	0.01	0.04	0.08
Acquisition-related expenses	0.09	0.03	0.74	0.03
Loss on deal-contingent forward contracts	4.76	—	7.79	—
Gain on sale of land	—	—	—	(0.77)
Russia liquidation	—	—	0.15	—
Tax effect of adjustments[1]	(1.32)	(0.18)	(2.61)	(0.50)
Adjusted earnings per diluted share	$5.16	$4.38	$18.72	$15.04

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - JUNE 30, 2022				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Net sales
Diversified Industrial:
North America	$2,087,696	$1,823,078	$7,703,150	$6,676,449
International	1,423,924	1,505,835	5,638,896	5,283,710
Aerospace Systems	676,212	629,956	2,519,562	2,387,481
Total net sales	$4,187,832	$3,958,869	$15,861,608	$14,347,640
Segment operating income
Diversified Industrial:
North America	$430,142	$360,378	$1,515,259	$1,247,419
International	296,838	306,513	1,178,044	988,054
Aerospace Systems	149,368	123,097	501,431	402,895
Total segment operating income	876,348	789,988	3,194,734	2,638,368
Corporate general and administrative expenses	70,635	54,883	219,699	178,427
Income before interest expense and other expense	805,713	735,105	2,975,035	2,459,941
Interest expense	71,270	60,258	255,252	250,036
Other expense (income)	616,275	18,296	1,105,557	(37,052)
Income before income taxes	$118,168	$656,551	$1,614,226	$2,246,957

RECONCILIATION OF SEGMENT OPERATING MARGINS TO ADJUSTED SEGMENT OPERATING MARGINS
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Diversified Industrial North America sales	$2,087,696	$1,823,078	$7,703,150	$6,676,449

Diversified Industrial North America operating income	$430,142	$360,378	$1,515,259	$1,247,419
Adjustments:
Acquired intangible asset amortization	46,630	47,497	188,325	190,874
Business realignment charges	670	2,130	2,638	7,236
Integration costs to achieve	214	889	1,171	6,778
Adjusted Diversified Industrial North America operating income	$477,656	$410,894	$1,707,393	$1,452,307

Diversified Industrial North America operating margin	20.6%	19.8%	19.7%	18.7%
Adjusted Diversified Industrial North America operating margin	22.9%	22.5%	22.2%	21.8%

PARKER HANNIFIN CORPORATION - JUNE 30, 2022				Exhibit 99.1
RECONCILIATION OF SEGMENT OPERATING MARGINS TO ADJUSTED SEGMENT OPERATING MARGINS
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Diversified Industrial International sales	$1,423,924	$1,505,835	$5,638,896	$5,283,710

Diversified Industrial International operating income	$296,838	$306,513	$1,178,044	$988,054
Adjustments:
Acquired intangible asset amortization	17,701	20,988	75,105	83,494
Business realignment charges	4,282	5,180	11,149	31,321
Integration costs to achieve	433	838	2,418	4,444
Russia liquidation	—	—	6,257	—
Adjusted Diversified Industrial International operating income	$319,254	$333,519	$1,272,973	$1,107,313

Diversified Industrial International operating margin	20.8%	20.4%	20.9%	18.7%
Adjusted Diversified Industrial International operating margin	22.4%	22.1%	22.6%	21.0%

(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Aerospace Systems sales	$676,212	$629,956	$2,519,562	$2,387,481

Aerospace Systems operating income	$149,368	$123,097	$501,431	$402,895
Adjustments:
Acquired intangible asset amortization	12,742	12,769	51,020	51,079
Business realignment charges	54	37	967	6,680
Integration costs to achieve	1,177	20	1,177	719
Russia liquidation	—	—	6,570	—
Adjusted Aerospace Systems operating income	$163,341	$135,923	$561,165	$461,373

Aerospace Systems operating margin	22.1%	19.5%	19.9%	16.9%
Adjusted Aerospace Systems operating margin	24.2%	21.6%	22.3%	19.3%

PARKER HANNIFIN CORPORATION - JUNE 30, 2022				Exhibit 99.1
RECONCILIATION OF SEGMENT OPERATING MARGINS TO ADJUSTED SEGMENT OPERATING MARGINS
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Total segment sales	$4,187,832	$3,958,869	$15,861,608	$14,347,640

Total segment operating income	$876,348	$789,988	$3,194,734	$2,638,368
Adjustments:
Acquired intangible asset amortization	77,073	81,254	314,450	325,447
Business realignment charges	5,006	7,347	14,754	45,237
Integration costs to achieve	1,824	1,747	4,766	11,941
Russia liquidation	—	—	12,827	—
Adjusted total segment operating income	$960,251	$880,336	$3,541,531	$3,020,993

Total segment operating margin	20.9%	20.0%	20.1%	18.4%
Adjusted total segment operating margin	22.9%	22.2%	22.3%	21.1%

PARKER HANNIFIN CORPORATION - JUNE 30, 2022		Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$535,799	$733,117
Marketable securities and other investments	27,862	39,116
Trade accounts receivable, net	2,341,504	2,183,594
Non-trade and notes receivable	543,757	326,315
Inventories	2,214,553	2,090,642
Prepaid expenses and other	6,383,169	243,966
Total current assets	12,046,644	5,616,750
Property, plant and equipment, net	2,122,758	2,266,476
Deferred income taxes	110,585	104,251
Investments and other assets	788,057	774,239
Intangible assets, net	3,135,817	3,519,797
Goodwill	7,740,082	8,059,687
Total assets	$25,943,943	$20,341,200

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$1,724,310	$2,824
Accounts payable, trade	1,731,925	1,667,878
Accrued payrolls and other compensation	470,132	507,027
Accrued domestic and foreign taxes	250,292	236,384
Other accrued liabilities	1,682,659	682,390
Total current liabilities	5,859,318	3,096,503
Long-term debt	9,755,825	6,582,053
Pensions and other postretirement benefits	639,939	1,055,638
Deferred income taxes	307,044	553,981
Other liabilities	521,897	639,355
Shareholders' equity	8,848,011	8,398,307
Noncontrolling interests	11,909	15,363
Total liabilities and equity	$25,943,943	$20,341,200

PARKER HANNIFIN CORPORATION - JUNE 30, 2022		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Twelve Months Ended June 30,
(Dollars in thousands)	2022	2021
Cash flows from operating activities:
Net income	$1,316,186	$1,746,861
Depreciation and amortization	571,764	595,390
Share incentive plan compensation	137,093	121,483
Gain on sale of business	(1,394)	—
Gain on disposal of property, plant and equipment	(5,727)	(109,332)
Loss (gain) on marketable securities	5,131	(11,570)
Gain on investments	(3,972)	(12,616)
Net change in receivables, inventories and trade payables	(259,876)	142,673
Net change in other assets and liabilities	1,003,270	150,136
Other, net	(320,745)	(48,024)
Net cash provided by operating activities	2,441,730	2,575,001
Cash flows from investing activities:
Capital expenditures	(230,044)	(209,957)
Proceeds from sale of property, plant and equipment	39,353	140,590
Proceeds from sale of businesses	3,366	—
Purchases of marketable securities and other investments	(27,895)	(34,809)
Maturities and sales of marketable securities and other investments	31,809	79,419
Other	(235,426)	24,744
Net cash used in investing activities	(418,837)	(13)
Cash flows from financing activities:
Net payments for common stock activity	(457,225)	(214,134)
Net proceeds from (payments for) debt	5,001,345	(1,934,031)
Financing fees paid	(58,629)	—
Dividends paid	(569,855)	(475,174)
Net cash provided by (used in) financing activities	3,915,636	(2,623,339)
Effect of exchange rate changes on cash	(23,770)	95,954
Net increase in cash, cash equivalents and restricted cash	5,914,759	47,603
Cash, cash equivalents and restricted cash at beginning of year	733,117	685,514
Cash, cash equivalents and restricted cash at end of period	$6,647,876	$733,117

PARKER HANNIFIN CORPORATION - JUNE 30, 2022	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2023
Forecasted earnings per diluted share	$16.13 to $16.93
Adjustments:
Business realignment charges	0.26
Acquisition-related intangible asset amortization expense	2.30
Tax effect of adjustments[1]	(0.59)
Adjusted forecasted earnings per diluted share	$18.10 to $18.90

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.